Exhibit 99

General Electric Capital Corporation

Condensed Statement of Earnings

	Three months ended September 30				Nine months ended September 30
(In millions, Unaudited)	2010	2009	V	%	2010	2009	V	%

Revenues
Revenues from services	$11,576	$11,792			$35,755	$37,825
Sales of goods	40	213			489	691
Total revenues	11,616	12,005	(3)%		36,244	38,516	(6)%

Costs and expenses
Costs of sales, operating and administrative expenses	5,575	5,922			17,087	17,833
Interest	3,782	4,135			11,574	13,723
Investment contracts, insurance losses and insurance
annuity benefits	36	47			109	165
Provision for losses on financing receivables	1,696	2,868			5,968	8,021
Total costs and expenses	11,089	12,972	(15)%		34,738	39,742	(13)%

Earnings (loss) from continuing operations before
income taxes	527	(967)	F		1,506	(1,226)	F
Benefit for income taxes	367	1,116			815	2,898
Earnings from continuing operations	894	149	F		2,321	1,672	39%

Earnings (loss) from discontinued operations,
net of taxes	(1,104)	84			(1,678)	(113)

Net earnings (loss)	(210)	233	U		643	1,559	(59)%

Less net earnings attributable to noncontrolling interests	23	8			13	71
Net earnings (loss) attributable to GECC	$(233)	$225	U		$630	$1,488	(58)%

Amounts attributable to GECC:
Earnings from continuing operations	$871	$141	F		$2,308	$1,601	44%
Earnings (loss) from discontinued operations, net of taxes	(1,104)	84			(1,678)	(113)
Net earnings (loss) attributable to GECC	$(233)	$225	U		$630	$1,488	(58)%

(1)

General Electric Capital Corporation

Summary of Operating Segments (unaudited)

	Three months ended September 30				Nine months ended September 30
(Dollars in millions)	2010	2009	V	%	2010	2009	V	%

Revenues
Commercial Lending and Leasing (CLL)(a)	$4,551	$4,725	(4)%		$13,651	$15,711	(13)%
Consumer(a)	4,612	4,848	(5)%		14,408	14,411	–
Real Estate	953	981	(3)%		2,888	2,970	(3)%
Energy Financial Services	291	483	(40)%		1,677	1,617	4%
GE Capital Aviation Services (GECAS)(a)	1,321	1,125	17%		3,819	3,391	13%
Total segment revenues	11,728	12,162	(4)%		36,443	38,100	(4)%
GECC corporate items and eliminations	(112)	(157)	29%		(199)	416	U
Total Revenues	$11,616	$12,005	(3)%		$36,244	$38,516	(6)%

Segment profit
CLL(a)	$443	$130	F		$987	$611	62%
Consumer(a)	826	443	86%		2,154	1,432	50%
Real Estate	(405)	(538)	25%		(1,332)	(948)	(41)%
Energy Financial Services	55	41	34%		334	181	85%
GECAS(a)	158	187	(16)%		763	733	4%
Total segment profit	1,077	263	F		2,906	2,009	45%
GECC corporate items and eliminations	(206)	(122)	(69)%		(598)	(408)	(47)%
Earnings from continuing operations
attributable to GECC	871	141	F		2,308	1,601	44%
Earnings (loss) from discontinued operations,
net of taxes, attributable to GECC	(1,104)	84	U		(1,678)	(113)	U
Net earnings (loss) attributable to GECC	$(233)	$225	U		$630	$1,488	(58)%

(a)
Effective January 1, 2010, we transferred the Transportation Financial Services business from GECAS to CLL and the Consumer business in Italy from Consumer to CLL. Prior-period amounts were reclassified to conform to the current-period’s presentation.

(2)

General Electric Capital Corporation.

Condensed Statement of Financial Position

	September 30,	December 31,
(Dollars in billions)	2010	2009
	(Unaudited)
Assets
Cash & marketable securities	$83.9	$91.2
Inventories	0.1	0.1
Financing receivables - net	331.3	336.9
Property, plant & equipment - net	53.7	56.7
Goodwill & intangible assets	30.1	32.0
Other assets	94.9	104.2
Assets of businesses held for sale	0.8	0.1
Assets of discontinued operations	1.3	1.5

Total assets	$596.1	$622.7

Liabilities and equity
Borrowings and bank deposits	$481.4	$497.5
Investment contracts, insurance liabilities and insurance annuity benefits	6.7	8.7
Other liabilities	34.0	39.6
Liabilities of businesses held for sale	0.4	0.1
Liabilities of discontinued operations	2.0	0.9
GECC shareowner's equity	70.5	73.7
Noncontrolling interests	1.1	2.2

Total liabilities and equity	$596.1	$622.7

(3)